Exhibit 5.1

March 12, 2009	Client No. 42147-031
Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, California 94901
     Re:       Form S-3 Registration Statement under the Securities Act of 1933
Ladies and Gentlemen:
     This opinion is rendered in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale (the “Offering”) of (a) 83,726 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share (the “Preferred Shares”), of Westamerica Bancorporation, a California corporation (the “Company”); (b) depositary shares representing Preferred Shares (the “Depositary Shares”); (c) a warrant dated February 13, 2009 (the “Warrant”) to purchase common stock, no par value per share, of the Company (“Common Stock”); and (d) the 246,640 shares of Common Stock for which the Warrant may be exercised (the “Warrant Shares,” and together with the Preferred Shares, Depositary Shares and the Warrant, collectively, the “Securities”). All of the Securities are being registered on behalf of a Securityholder of the Company (the “Selling Securityholder”).
     The Preferred Shares, Warrant and Common Stock were issued pursuant to a Letter Agreement, dated as of February 13, 2009 (the “Letter Agreement”), between the Company and the United States Department of the Treasury, and the Securities Purchase Agreement — Standard Terms attached thereto (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement (collectively, the “Securities Purchase Agreement”).
     We have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation of the Company, as amended, the Certificate of Determination of the powers, preferences, rights and restrictions of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, the Bylaws of the Company as in effect on and as of the date hereof, the Securities Purchase Agreement, the Warrant, records of relevant corporate proceedings with respect to the offering of the Securities and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have also reviewed the Registration Statement to be filed with the Commission with respect to the Securities.
     111 Sutter Street, Suite 700, San Francisco, California 94104 Telephone: 415.291.7400 Fax: 415.291.7474
Albany | Los Angeles | New York | Orange County | Palo Alto | Sacramento | San Francisco | Washington, D.C.

March 12, 2009

     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.
     Based on the foregoing and assuming the Company’s receipt of full consideration by the Selling Securityholder, we are of the opinion that the Warrant is a binding obligation of the Company and that the Preferred Shares (including any Preferred Shares that may be represented by Depositary Shares), the Warrant and the Warrant Shares to be sold by the Selling Securityholder have been duly authorized and are (and in the case of the Warrant Shares, upon exercise in accordance with the terms of the Warrant, will be, and, in the case of the Depositary Shares, when the terms of the deposit agreements under which the Depositary Shares are to be issued have been duly established and the deposit agreements have been duly executed and delivered, when the terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with the applicable deposit agreements, when the Preferred Shares represented by the Depositary Shares have been duly delivered to the applicable depositaries and when the depositary receipts evidencing the Depositary Shares have been duly issued against deposit of the Preferred Shares in accordance with the applicable deposit agreements and issued and sold as contemplated by the Registration Statement, will be) validly issued, fully paid and nonassessable.
     We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of California and the laws of the State of New York.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the prospectus included therein under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

March 12, 2009

     This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to advise you of changes in law or fact that may thereafter be brought to our attention. This opinion is solely for your benefit and may not be relied upon by any other person.

Very truly yours
/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP